                                                                    Exhibit 99.1

                                [CANCERVAX LOGO]

CONTACT:
Vince Reardon
CancerVax Corporation
Sr. Director, Investor Relations
760-494-4850

        CANCERVAX CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004
                               FINANCIAL RESULTS

CARLSBAD, CA - FEBRUARY 17, 2005 - CancerVax Corporation (NASDAQ: CNVX), a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer, announced today its unaudited financial results for the fourth quarter and year ended December 31, 2004. For the fourth quarter ended December 31, 2004, CancerVax reported a net loss of $14.3 million, as compared to a net loss of $11.1 million for the same period in 2003. For the year ended December 31, 2004, CancerVax reported a net loss of $55.6 million, as compared to a net loss of $37.6 million for the same period in 2003.

In December 2004, CancerVax announced the signing of a worldwide collaboration agreement with Serono for the development and commercialization of Canvaxin(TM), an investigational specific active immunotherapy product candidate being developed for the treatment of advanced-stage melanoma. CancerVax and Serono will co-promote Canvaxin in the U.S. and share equally certain expenses and profits. Outside the U.S., Serono will have the exclusive right to commercialize Canvaxin and will pay royalties to CancerVax based on its sales of Canvaxin. Under the agreement, CancerVax received from Serono a $12 million payment in December 2004 for the purchase of 1 million shares of CancerVax common stock and a $25 million up-front license fee in January 2005. CancerVax may also receive up to $253 million in additional payments upon the achievement of certain development, regulatory and commercial milestones. The portion of these milestones relating to regulatory milestones for Canvaxin(TM) in Stage III and Stage IV melanoma in the U.S. and the EU could amount to $100 million. In the fourth quarter of 2004, CancerVax recognized revenues from its Serono collaboration of $1.5 million.

As of December 31, 2004, CancerVax had cash, cash equivalents and securities available-for-sale of $65.1 million, which excludes the $25.0 million up-front fee that was received from Serono in January 2005.

"This has been one of the most significant years in CancerVax's corporate history. We made major progress in achieving our corporate and clinical milestones in 2004," said David F. Hale, President and CEO of CancerVax. "One of the more notable accomplishments was signing a worldwide collaboration agreement with Serono, a leading biotechnology company, for the commercialization and development of Canvaxin(TM). Through this collaboration, CancerVax has taken a major step forward in achieving its goal of becoming a world leader in new therapies for the treatment of cancer."

FINANCIAL REVIEW

In the fourth quarter and year ended December 31, 2004, CancerVax recognized revenues from its collaboration agreement with Serono totaling $1.5 million, consisting of $0.3 million of license fee revenues and $1.2 million of collaborative agreement revenues. The Serono up-front license fee is being recognized as revenue ratably over the estimated development period.

Total operating expenses were $15.8 million for the fourth quarter ended December 31, 2004, as compared to $11.1 million for the same period of 2003. The increase in operating expenses primarily reflects additional investment in personnel, mainly in the manufacturing, quality, and research and development departments, increased clinical trial expenses associated with increases in patient enrollment in the Company's Phase 3 clinical trials of Canvaxin(TM), including costs associated with the production of Canvaxin(TM) for use in these clinical trials, increased legal fees and other expenses related to business development activities, and $1.8 million of technology access and transfer fees under the Company's agreements with CIMAB, S.A. and YM BioSciences, Inc., for three specific active immunotherapeutic product candidates that target the epidermal growth factor receptor (EGFR) signaling pathway for the treatment of cancer, which were recognized as research and development expenses in the fourth quarter of 2004.

Total operating expenses were $57.3 million for the year ended December 31, 2004, versus $37.2 million for the same period in 2003. The increase in operating expenses primarily reflects additional investment in personnel, mainly in the manufacturing, quality, research and development, finance, and marketing and business development departments, increased clinical trial expenses associated with increases in patient enrollment in the Company's Phase 3 clinical trials of Canvaxin(TM), including costs associated with the production of Canvaxin(TM) for use in these clinical trials, increased insurance premiums and other expenses associated with CancerVax becoming a publicly-traded company, increased legal fees and other expenses related to business development activities, increased expenses associated with marketing activities, $4.3 million of technology access and transfer fees under the Company's agreements with CIMAB, S.A. and YM BioSciences, Inc., which were recognized as research and development expenses in 2004, and payments totaling $1.3 million made under the Company's sublicense agreement with SemaCo, Inc., which were recognized as research and development expenses.

Net loss applicable to common stockholders for the fourth quarter ended December 31, 2004, was $14.3 million, or $0.53 per share, versus $12.1 million, or $0.73 per share, for the same period in 2003. Net loss applicable to common stockholders for the year ended December 31, 2004, was $55.6 million, or $2.08 per share, versus $60.2 million, or $13.30 per share, for the same period in 2003. Included in the net loss applicable to common stockholders for the fourth quarter and year ended December 31, 2003 was $1.0 million and $7.9 million, respectively, of accretion to the redemption value of the Company's redeemable convertible preferred stock. Additionally, included in net loss applicable to common stockholders for the year ended December 31, 2003 was a $14.8 million non-cash, deemed dividend resulting from the beneficial conversion feature on the Company's Series C preferred stock issued in August 2003. Upon the completion of CancerVax's initial public offering (IPO) on November 4, 2003, all shares of redeemable convertible preferred stock were converted into common stock and accordingly CancerVax ceased accreting the redemption value.

The net loss per share amounts for the fourth quarters and years ended December 31, 2004 and 2003 were computed based on the shares of common stock outstanding during the periods. Net loss per share for the fourth quarter and year ended December 31, 2004 includes the full effect of the 6.0 million shares of common stock issued in CancerVax's IPO on November 4, 2003 and the 20.1 million shares of common stock issued upon conversion of the preferred stock in conjunction with the IPO. On a pro forma basis, assuming the conversion of all the preferred stock from the original dates of issuance, net loss would have been $0.53 per share and $0.46 per share for the fourth quarters ended December 31, 2004 and 2003, respectively, and $2.08 per share and $2.81 per share for the years ended December 31, 2004 and 2003, respectively.

2004 HIGHLIGHTS

PRODUCT DEVELOPMENT ACHIEVEMENTS

      - CancerVax completed the planned enrollment of 1,118 patients into its Phase 3 clinical trial of Canvaxin for the treatment of patients with Stage III melanoma.

      - The Company added 130 patients in the Phase 3 clinical trial of Canvaxin for the treatment of patients with Stage IV melanoma in 2004, and, as of February, 15, 2005, the total enrollment in this clinical trial is 482 patients.

      - The independent Data and Safety Monitoring Board (DSMB) completed its planned, second, interim analysis of the Company's randomized, double-blind, international Phase 3 clinical trial of Canvaxin for the treatment of patients with Stage III melanoma. The DSMB recommended that CancerVax continue the trial as planned.

      - Data from a retrospective analysis of patients with Stage IV melanoma treated in Phase 2 clinical trials of Canvaxin(TM) versus historical control patients were presented at the American Society of Clinical Oncology 2004 Annual Meeting in New Orleans, Louisiana. This analysis indicated that treatment with Canvaxin significantly improved median overall survival of patients with Stage IV melanoma.

      - Data were also presented at the ASCO 2004 Annual Meeting from two analyses of patients treated with SAI-EGF in pilot Phase 1/2 clinical trials. The data indicated that SAI-EGF was well-tolerated, resulted in measurable immune responses, and may increase survival in patients with advanced-stage non-small-cell lung cancer (NSCLC).

      - CancerVax presented results from preclinical studies at the 95th Annual Meeting of the American Association for Cancer Research
            (AACR) in Orlando, Florida showing that humanized monoclonal antibodies licensed by its wholly owned subsidiary, Cell-Matrix, Inc., suppress blood vessel formation (angiogenesis) and inhibit tumor growth in animal models of melanoma and breast cancer. Data were also presented at this meeting indicating that a novel peptide licensed to Cell-Matrix binds to a cryptic or hidden epitope in laminin.

CORPORATE ACHIEVEMENTS

      - CancerVax signed a worldwide collaboration agreement with Serono for the development and commercialization of Canvaxin.

      - CancerVax's wholly-owned subsidiaries, Tarcanta, Inc. and Tarcanta, Ltd., obtained the exclusive rights to complete the clinical development of three specific active immunotherapeutic product candidates that target the EGFR signaling pathway for the treatment of cancer, through license agreements with CIMAB and YM BioSciences.

      - CancerVax obtained an exclusive, worldwide sublicense from SemaCo, Inc. to develop novel technology using telomere homolog oligonucleotides, or T-oligos, for the potential treatment or prevention of cancer.

      - In 2005, the Company plans to complete the expansion and validation of its biologics manufacturing facility in Los Angeles. The capital expenditures associated with this expansion are estimated to be approximately $18 million, of which approximately $6 million has been invested through December 31, 2004. The Company intends to fund a significant portion of these capital expenditures under a bank loan facility.

OUTLOOKS

2005-06 CLINICAL / REGULATORY OUTLOOK

      - The Company anticipates that the DSMB will complete its review of the second interim analysis of data from the Phase 3 clinical trial in patients with Stage IV melanoma in the first quarter of 2005, and estimates that the DSMB will complete its review of the third interim analysis of data from this clinical trial in early 2006. Enrollment in this clinical trial is currently anticipated to be completed in the first half of 2006. The final analysis of data from the Phase 3 clinical trial in Stage IV melanoma will occur after the required number of patients participating in this clinical trial has expired, which is currently estimated to occur by mid-2007.

      - CancerVax currently expects that the DSMB will review the third interim analysis of data from the Phase 3 clinical trial in patients with Stage III melanoma in the third quarter of 2005, and anticipates that the final analysis of data from this clinical trial will occur after the required number of patients participating in this clinical trial has expired, which is currently estimated to occur in mid-2006. These dates are later than originally anticipated because the rate of patient deaths has been lower than anticipated.

      - If the data from the Phase 3 trial in Stage III melanoma are positive, the Company anticipates submitting a request for marketing approval in the United States and Europe in early 2007. If the FDA and European regulatory authorities accept a positive result in a single Phase 3 clinical trial as sufficient for marketing approval, and if our manufacturing processes and facility are approved by the FDA and European regulatory authorities in connection with our marketing applications, CancerVax expects the launch of Canvaxin in the United States and in Europe to occur in 2007.

      - CancerVax also expects to initiate a Phase 2 clinical trial with our SAI-EGFR product candidate in patients with advanced non-small-cell lung cancer in 2005.

2005 FINANCIAL OUTLOOK

Financial projections entail a high level of uncertainty due, among other factors, to the variability involved in predicting clinical trial enrollment rates, the progress of research and preclinical development programs and the timing of additional licensing or strategic collaboration activities. For the year ending December 31, 2005, CancerVax currently anticipates revenues of $30 million to $35 million, consisting of license fee and collaborative agreement revenues under the Company's collaboration agreement with Serono. Additionally, CancerVax anticipates total operating expenses of $70 million to $75 million and net loss of $40 million to $45 million for the year ended December 31, 2005, excluding the impact of the Company's anticipated July 1, 2005 adoption of the new accounting standard requiring the recognition of stock compensation expense from employee equity awards in the financial statements. CancerVax is currently evaluating the impact of the adoption of this standard on its financial results and will provide further guidance during 2005.

CONFERENCE CALL AND WEBCAST TODAY AT 4:30PM EASTERN TIME

CancerVax management will host a conference call today to discuss the fourth quarter and full year 2004 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management's presentation will be available at http://ir.cancervax.com. Alternatively, callers may participate in the conference call by dialing (866) 800-8649 (domestic) or (617) 614-2703 (international). The passcode is 30569751. A replay of the conference call can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international). The passcode for the replay is 77382731. The webcast will also be archived on CancerVax's website.

ABOUT CANCERVAX CORPORATION (WWW.CANCERVAX.COM)

CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company's lead product candidate, Canvaxin(TM), is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin(TM) is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. In addition to Canvaxin(TM), CancerVax has licensed three specific active immunotherapeutic product candidates targeting the EGFR signaling pathway, including one product candidate in Phase 2 clinical trials. The Company also plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and telomere signaling T-oligonucleotide technology. CancerVax's corporate headquarters and research and development facility is located in Carlsbad, Calif., and its biologics manufacturing facility is located in the Los Angeles area.

FORWARD-LOOKING STATEMENTS

CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements about financial condition, possible or assumed future results of operations and financial projections, the timing of the interim and final analyses of the Stage III and Stage IV melanoma clinical trials, the timing of the completion of enrollment of the Stage IV melanoma clinical trial, the timing of any initiation of the Phase 2 clinical trial of CancerVax's SAI-EGF product candidate, and plans and objectives of management, are all forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax's business including, without limitation, statements about: the progress and timing of its clinical trials; the potential that results of Phase 1 and 2 clinical trials of Canvaxin(TM), which were evaluated using retrospective survival analyses that may be subject to potential selection biases, may not be predictive of future results of CancerVax's ongoing Phase 3 clinical trials; difficulties or delays in researching, developing, testing, obtaining regulatory approval, producing and marketing its technologies and product candidates; its ability to obtain additional financing to support its operations, which could adversely affect its ability to develop or commercialize Canvaxin(TM) or other product candidates and its ability to continue to operate as a going concern; the risk that the collaboration agreement may be terminated by Serono in certain instances; the risk that the expansion of the manufacturing facility is delayed or does not result in increased production capacity; the risk that CancerVax may be required to pre-pay the debt incurred to expand its manufacturing capacity prior to the termination of the loan because of a failure to comply with covenants included in the loan agreement; unexpected adverse side effects or inadequate therapeutic efficacy of its products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; changes in the laws or regulatory environments of the U.S. or Cuba, or a shift in the political attitudes of either the U.S. or Cuban governments, that could adversely affect its ability to develop or commercialize the three specific active immunotherapeutic agents that target the EGFR signaling pathway; CancerVax's inability to protect its intellectual property and proprietary technology and to maintain and enforce its licensing arrangements with various third party licensors; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; CancerVax's limited experience in manufacturing and testing biological products, which may result in delayed development or commercialization of Canvaxin and our other product candidates, as well as lost revenue; and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended

September 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Additionally, the information contained in this press release reflects preliminary financial results, as CancerVax's 2004 audit has not yet been completed. Under Section 404 of the Sarbanes-Oxley Act of 2002, new integrated audit requirements will not be met until CancerVax has completed all of the steps necessary to file its 2004 audited financial statements with the Securities and Exchange Commission.

CancerVax(R) is a registered trademark of CancerVax Corporation.

Canvaxin(TM) is a trademark of CancerVax Corporation.

                              CANCERVAX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   DECEMBER 31,    DECEMBER 31,
                                                      2004            2003
                                                  -------------   -------------
ASSETS
Cash, cash equivalents and securities
   available-for-sale..........................    $   65,073     $   107,092
Receivables under collaborative agreement......        26,209               -
Property and equipment, net....................        15,650          10,529
Goodwill and intangibles, net..................         6,006           5,900
Other assets...................................         3,222           3,486
                                                   ----------     -----------
   Total assets................................    $  116,160     $   127,007
                                                   ----------     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities............................    $   19,474     $    11,741
Long-term debt, net of current portion.........         6,355           1,811
Other liabilities..............................        18,873             682
Total stockholders' equity.....................        71,458         112,773
                                                   ----------     -----------
   Total liabilities and stockholders' equity..    $  116,160     $   127,007
                                                   ==========     ===========

                              CANCERVAX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED              YEARS ENDED
                                                                   DECEMBER 31,                 DECEMBER 31,
                                                           ---------------------------   -------------------------
                                                              2004           2003          2004            2003
                                                           -----------   -------------   ----------   ------------
Revenues:
  License fee.........................................     $       316   $           -   $      316   $          -
  Collaborative agreement.............................           1,210               -        1,210              -
                                                           -----------   -------------   ----------   ------------
Total revenues........................................           1,526               -        1,526              -

Operating expenses:
  Research and development............................          11,523           8,029       43,102         27,725
  General and administrative..........................           3,911           2,245       12,310          6,826
  Amortization of employee stock-based
     compensation.....................................             333             864        1,864          2,643
                                                           -----------   -------------   ----------   ------------
Total operating expenses..............................          15,767          11,138       57,276         37,194
Interest income (expense), net........................            (104)             (4)         164           (379)
                                                           -----------   -------------   ----------   ------------
Net loss..............................................         (14,345)        (11,142)     (55,586)       (37,573)
Accretion to redemption value of redeemable
  convertible preferred stock.........................               -            (998)           -         (7,867)
Deemed dividend resulting from beneficial
  conversion feature on Series C preferred stock......               -               -            -        (14,775)
                                                           -----------   -------------   ----------   ------------
Net loss applicable to common stockholders............     $   (14,345)  $     (12,140)  $  (55,586)  $    (60,215)
                                                           ===========   =============   ==========   ============
Basic and diluted net loss per share..................     $     (0.53)  $       (0.73)  $    (2.08)  $     (13.30)
                                                           ===========   =============   ==========   ============
Weighted average shares used to compute basic
  and diluted net loss per share......................          26,861          16,702       26,733          4,527
                                                           ===========   =============   ==========   ============
Pro forma basic and diluted net loss per share (1)....     $     (0.53)  $       (0.46)  $    (2.08)  $      (2.81)
                                                           ===========   =============   ==========   ============
Weighted average shares used to compute pro
  forma basic and diluted net loss per share (1)......          26,861          24,352       26,733         18,625
                                                           ===========   =============   ==========   ============

(1) Pro forma basic and diluted net loss per share is calculated by dividing the net loss, plus the deemed dividend resulting from the beneficial conversion feature on Series C preferred stock, by the weighted average common shares outstanding during the period assuming the conversion of the preferred stock from the later of the original date of issuance or the beginning of the period.

                                              ###